UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Tennessee Valley Authority (“TVA”) announced on November 5, 2012, that William D. Johnson has been appointed as TVA's new President and Chief Executive Officer, effective January 1, 2013. He will succeed Tom D. Kilgore who is retiring from his position with TVA.

Mr. Johnson, age 58, was Chairman, President and Chief Executive Officer of Progress Energy, Inc. (“Progress Energy”), an electric utility based in Raleigh, North Carolina, from October 2007 to July 2012. During this time, Mr. Johnson also served as the Chairman of Progress Energy Carolinas, Inc., and Progress Energy Florida, Inc., both of which are subsidiaries of Progress Energy. Mr. Johnson held a number of other positions before he became Chairman and CEO of Progress Energy, including President and Chief Operating Officer of Progress Energy; Group President for Energy Delivery; President and Chief Executive Officer for Progress Energy Service Company, LLC; and General Counsel and Corporate Secretary for Progress Energy. Mr. Johnson joined Carolina Power & Light Company (“CP&L”), a predecessor to Progress Energy, in 1992. Before joining CP&L, Mr. Johnson was a partner with the Raleigh, N.C., law office of Hunton & Williams LLP, where he specialized in the representation of utilities.

Mr. Johnson will receive an annual salary of $950,000.  He will be a participant in TVA's Executive Annual Incentive Plan with an annual incentive opportunity of 100 percent of his annual salary beginning in fiscal year 2013, and he will also be a participant in TVA's Long-Term Incentive Plan with a long-term incentive opportunity of 150 percent of his annual salary (beginning with the performance cycle ending on September 30, 2013).  The annual incentive award for fiscal year 2013 will be prorated based on the number of months Mr. Johnson serves as President and Chief Executive Officer during fiscal year 2013.

Mr. Johnson will also be a Tier 1 participant in TVA's Supplemental Executive Retirement Plan (“SERP”). The prior employer offset will be waived, and Mr. Johnson will be granted an additional five years of credited service if he remains employed with TVA for at least five years and satisfies the minimum five-year vesting requirement. In the event of termination for any reason other than for cause or voluntary termination on his part prior to five years of employment, the five-year vesting requirement will be waived and he will be entitled to a SERP benefit based on five years of credited service.

TVA and Mr. Johnson will enter into a Long-Term Deferred Compensation Plan agreement that will provide credits of $300,000 each to be made on January 1, 2013, October 1, 2013, and October 1, 2014, and which will vest on September 30, 2013, September 30, 2014, and September 30, 2015, respectively, provided he remains employed by TVA on those vesting dates. Mr. Johnson will also be eligible to receive additional awards of up to $325,000 per year based on the evaluation of his performance. Mr. Johnson will also receive a vehicle allowance of approximately $11,700 per year.

Mr. Johnson will receive reasonable travel and moving expenses and a recruitment and relocation incentive in the amount of $150,000, which must be repaid to TVA if, within one year of the effective date of his employment, (1) he voluntarily terminates his employment, unless the separation is for reasons beyond his control and acceptable to TVA, or (2) he is terminated for cause.

In the event TVA terminates Mr. Johnson's employment without cause, TVA will pay him a lump-sum payment in an amount equal to one year's annual salary and one year's executive annual incentive based on 100 percent of his target opportunity.

There are no family relationships between Mr. Johnson and any director, executive officer, or person nominated or chosen to become a director or executive officer of TVA.  Mr. Johnson does not have a direct or indirect material interest in any transaction or arrangement in which TVA is a participant other than in connection with his employment as described in this report.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
99.1	Offer Letter to William D. Johnson Approved as of November 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

   Tennessee Valley Authority
   (Registrant)

Date: November 5, 2012               /s/ John M. Thomas, III
John M. Thomas, III
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

This exhibit is filed pursuant to Item 5.02 hereof.

Exhibit No.	Description of Exhibit
99.1	Offer Letter to William D. Johnson Approved as of November 1, 2012

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